Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated January 15, 2007, except for notes 2(v) and 12 for which the date is June 20, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Stewart Enterprises, Inc.’s Current Report on Form 8-K dated June 20, 2007. We also consent to the incorporation by reference of our report dated January 15, 2007, except for notes 2(v) and 12 for which the date is June 20, 2007, relating to the financial statement schedule, which appears in Stewart Enterprises, Inc.’s Current Report on Form 8-K dated June 20, 2007.
/s/ PricewaterhouseCoopers LLP
New Orleans, LA
September 7, 2007

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